Exhibit 10.36

September 4, 2017

Dejan Deklich
1045 Silver Hill Road
Redwood City, CA 94061

     RE:   Chief Product Officer

Dear Dejan,

On behalf of 8x8, Inc., a Delaware corporation (the "Company"), I am pleased to offer you a promotion to the position of Chief Product Officer. This promotion, and the revised terms of your employment relationship with the Company as stated herein, are subject to, and will be effective upon, approval by the Board of Directors of the Company (the "Board"). Effective as of the date of such approval (the "Effective Date"), which we anticipate will be on or around September 5, 2017, the terms of your new employment relationship with the Company will be as set forth below.

  Position. Your new position will be Chief Product Officer. As such, you will have responsibilities as determined by your manager, which shall continue to be the Company's Chief Executive Officer. Your duties and responsibilities are subject to change depending on the needs of the Company.

  Compensation.

    Base Salary. Your annualized salary will be $325,000. Salary will continue to be payable in accordance with the Company's standard payroll policies, and subject to required withholding.

    Salary Review. Your base salary will be reviewed as part of the Company's normal salary review process.

    Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

  Management Incentive Plan. You will continue to be eligible to participate in the Company's Management Incentive Plan (the "MIP"). Effective as of October 1, 2017, your total target annual bonus (i.e., including quarterly target award payments), on an annualized basis, will be increased to 60% of your annual base salary. Payments are made under the MIP on a quarterly and annual basis, shortly after the completion of the relevant fiscal period, if minimum Company performance targets and/or individual objectives are met with respect to that fiscal period. The terms and conditions of the MIP are set forth in Exhibit A. Notwithstanding the foregoing, the Company reserves the right to change the terms of the MIP at any time.

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

Dejan Deklich

  Stock Awards.

    Additional Equity Grants: Upon approval of such awards by the Board, you will receive the following additional awards of stock-based compensation, with vesting commencing on the grant date:

      RSUs (restricted stock units) having a value of approximately $375,000 (as of the grant date), vesting at a rate of one-fourth (1/4) of the shares on the first, second, third and fourth anniversary of the grant date, subject to your continued employment or other association with the Company; and

      PSUs (performance stock units) having a value of approximately $375,000 (as of the grant date), vesting as set forth on Exhibit B attached hereto.

    The awards will be subject to the terms and conditions of the Company's Amended and Restated 2012 Equity Incentive Plan (the "Equity Incentive Plan") and will be documented with award agreements between the Company and you in the Company's standard form (except as modified by the provisions of this offer letter).

    Share Retention: You agree to acquire and retain an ownership interest in Company Common Stock whose value equals or exceeds one times (1X) the amount of your base salary in Paragraph 2(a). Shares counted for this purpose will consist of shares of Common Stock you own directly by whatever means acquired (including under the Company's Employee Stock Purchase Plan or in a 401(k) or similar plan). You will have five years from your start date in which to meet this stock ownership threshold. If at any time thereafter, while you remain employed by the Company, your aggregate share ownership as defined in this Paragraph 4(b) should fall below the threshold, you agree to retain shares as they vest and you acquire them, and not to sell any of your shares of Company Common Stock, until your share ownership exceeds the threshold. In the event of a termination of your employment, or a Corporate Transaction (as defined in the Equity Incentive Plan), this Paragraph 4(b) shall become inapplicable.

  Severance Benefits. You will be entitled to benefits under the Company's Executive Change-in-Control and Severance Policy, as amended from time to time (the "Policy"), as a Tier Two participant (the Executive Vice President tier), in accordance with the terms thereof. Such benefits include potential vesting acceleration of stock-based compensation and payment of cash severance upon termination of employment under specified circumstances, and potential vesting acceleration of stock-based compensation upon a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy. A copy of the Policy, as in effect on the date of this offer Letter, is attached for reference as Exhibit C.

  Benefits. The Company will continue to make available to you standard vacation, medical and dental insurance benefits. The Company will also continue to make available to you a 401(k) plan. You will continue to be eligible to participate in the Company's Employee Stock Purchase Plan upon enrollment by February 1st or August 1st of any year.

Confidential

Dejan Deklich

  Standard Confidentiality and Inventions Assignment Agreement. You have executed and delivered to the Company a Confidential Information and Inventions Assignment Agreement (the "Confidentiality Agreement") in the Company's standard form, which includes covenants relating to, among other matters, protection of the Company's proprietary and confidential Information, assignment of inventions and non-solicitation of Company employees for 12 months following the termination of your employment. The Confidentiality Agreement will continue to apply without modification, other than the description of your title therein.

  As you know, the Company hired you for your talents, skills and expertise. We do not want you to use or disclose any proprietary or confidential information from your previous employers. You will not need this information to perform your duties at the Company, and using, or asking you to use, such information is a violation of the Company's policies. You represent and warrant that working at the Company (including in the new capacity contemplated by this letter) has not violated, and does not currently and will not in the future violate, any obligations you owe to your previous employers or any other third parties.

  At-Will Employment; Employee Handbook. You will continue to be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason, without further obligation or liability to either party (except as set forth in the Policy, the Employee Handbook, the Confidentiality Agreement and any other written agreement between the Company and you, and except as otherwise required under applicable law). You have previously received and acknowledged the Company's Employee Handbook, which sets forth many of the Company's key policies and procedures. The Employee Handbook, as in effect from time-to-time, will continue to be a part of the terms of your employment with the Company.

  No Outside Consulting. You agree not to serve on any board of directors or equivalent governing body for any other organization, or perform any outside consulting work for any other person or organization, while employed full-time at the Company, other than with the advance written approval of the Chief Executive Officer of the Company.

  Section 16 Status. We anticipate that, effective upon your promotion, you will become an "officer" within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), and, as a result, will be subject to the reporting requirements under Section 16 of the Act, among other consequences.

  Expiration Date. You will be deemed to have accepted this offer when the Company receives your signed counterpart to this offer letter. If not accepted, this offer will expire at 5:00pm Pacific Time on September 5, 2017.

  Promotion Date. As noted above, your promotion to your new position is expected to become effective on or around September 5, 2017, subject to approval by the Board or the Committee. Effective as of the date of your promotion, the terms and conditions of this offer letter shall be deemed to supersede and replace those set forth in the letter dated February 10, 2017 between the Company and you, for purposes of your employment with the Company from the Effective Date going forward.

Confidential

Dejan Deklich

Congratulations on your promotion!

Sincerely,

By: _______________________________
Vikram Verma
Chief Executive Officer

ACCEPTED:

_________________________________
Dejan Deklich

Date: _____________________

Attachments:

Exhibit A - Management Incentive Plan
Exhibit B - PSU Vesting Schedule
Exhibit C - Executive Change-in-Control and Severance Policy

Confidential

EXHIBIT A

Management Incentive Plan(a)

(a)   Incorporated by reference to Exhibit 10-4 to the Registrant's Report on Form 10-K filed May 30, 2017.

Confidential

EXHIBIT B

PSU Vesting Schedule

PSUs will vest (1) as to 50% of the total number of "on-target" shares on the second anniversary of the specified vesting commencement date, and (2) as to the remaining 50% of such shares on the third anniversary, in each case subject to performance of the Company's Common Stock relative to the Russell 2000 Index during the period from grant date through the vesting date, with 100% of the applicable tranche vesting if the total shareholder return (TSR) of the Company's Common Stock equals or exceeds the TSR of the Russell 2000 Index over the applicable measurement period. The number of PSUs that vest will be increased (or decreased) by 2% for each 1% positive (or negative) difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index; provided, however, (1) in the event the TSR of the Company's Common Stock is more than 30% lower than the TSR of the Russell 2000 Index for the applicable measurement period, no PSUs of the applicable tranche shall vest, and (2) in no event will the total number of PSUs that vest in event of a positive difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index exceed 200% of the total number of "on-target" PSUs in the applicable tranche.

TSR shall be determined on a percentage basis based on the value of a $100 investment in Company Common Stock and the Russell 2000 Index on the grant date, including deemed reinvestment of dividends. Fair market value of Company Common Stock and the Russell 2000 Index on any particular date shall be the 30-day trading average price for the period prior to and through the date of determination.

In addition, and notwithstanding anything herein to the contrary, all vesting is subject to continued employment or other association with the Company through the end of the applicable measurement period.

Confidential

EXHIBIT C

Executive Change-in-Control and Severance Policy(b)

(b)   Incorporated by reference to the Registrant's Report on Form 10-Q filed August 3, 2016.

Confidential